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                                                                  EXHIBIT (a)(6)

                              ING VP BOND PORTFOLIO

           RE-DESIGNATION OF CLASSES OF SHARES OF BENEFICIAL INTEREST,
                       $ 1.00 Par Value (the "Instrument")

                               Effective: 4-30-04

      The undersigned, being a majority of the duly elected and qualified Trustees of ING VP Bond Portfolio, a Massachusetts business trust (the "Trust"), take this action pursuant to Articles 6.4 and 6.6 and Article 11.3 of the Amended and Restated Declaration of Trust dated May 1, 2002, as amended (the "Declaration of Trust"). The Trustees hereby re-designate the authorized and unissued Class R shares of the Fund into Class I shares as designated below in paragraph 1. Each Class will have the special and relative rights specified in this Instrument:

      1. The Classes shall be designated as follows:

         Class I shares
         Class S shares

      2. The previously authorized and issued Class R shares of the Fund that are outstanding as of the close of business on the date of the filing of this Instrument with the Secretary of the Commonwealth of Massachusetts are hereby redesignated as Class I shares.

      3. Each share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of shares of the Fund, and shall be entitled to receive its pro rata share of net assets attributable to such Class of shares of the Fund upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust. Each share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

      4. Upon the effective date of this Instrument:

            a. Each share of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such shares (or Class of shares) shall be entitled to vote. Shareholders of the Fund shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of shareholders of one Class, in which case only the shareholders of such Class shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

            b. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the shares of a particular Class of the Fund may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or

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interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption, conversion and liquidation rights of, the shares of different Classes. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the shareholders of all Classes for all purposes.

      5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of the shareholders of such Class.

      Except as otherwise provided in this Instrument, the foregoing shall be effective upon filing of this Instrument with the Secretary of the Commonwealth of Massachusetts.

/s/ Albert E. DePrince                    /s/ Thomas J. Mclnerney
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Albert E. DePrince, Jr., Trustee          Thomas J. Mclnerney, Trustee

/s/ Maria T. Fighetti                     /s/ Corine T. Norgaard
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Maria T. Fighetti, Trustee                Corine T. Norgaard, Trustee

/s/ J. Scott Fox                          /s/ Joseph E. Obermeyer
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J. Scott Fox, Trustee                     Joseph E. Obermeyer, Trustee

/s/ Sidney Koch                           /s/ Edward T. O'Dell
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Sidney Koch, Trustee                      Edward T. O'Dell, Trustee